                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                          NEW TREND OF MONTANA COMPANY

                                   ARTICLE 1

     The name of the corporation is New Trend of Montana Company (hereinafter, the "Company").

                                   ARTICLE 2

     The address of the registered office of the Company in the State of Delaware is 1220 N. Market Street, Suite 606, Wilmington, DE 19801. The name of the registered agent at such address is Registered Agents, Ltd. The county is New Castle County.

                                   ARTICLE 3

     The purpose of the Company is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of Delaware ("GCL").

                                   ARTICLE 4

     4.1. AUTHORIZED SHARES. The total number of shares that the Company is authorized to issue is 120,000,000, 100,000,000 shares of which shall be Common Stock, $0.01 par value per share, and 20,000,000 shares of which shall be Preferred Stock, $0.01 par value per share, one share of which shall be designated Series A Preferred Stock.

     4.2. COMMON STOCK. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding having prior rights, and series of preferred stock which may from time to time come into existence, and except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders of the Company, including, but not limited to, (i) the right to receive dividends when, as and if declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon the dissolution and liquidation of the Company, the right to receive ratably and equally all of the assets of the Company remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto.

     4.3. PREFERRED STOCK. The Board of Directors of the Company is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of the shares of Preferred Stock (other than the Series A Preferred Stock) in series, and, by filing a certificate of designation, pursuant to the GCL, setting forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of the class or of each such series, and the qualifications, limitations, and restrictions thereof. The authority of the Board of Directors with respect to the class or each series shall include, but not be limited to, determination of the following:

          (a) The number of shares constituting any series and the distinctive designation of that series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased, but not below the number of shares outstanding from time to time by like action of the Board of Directors;

          (b) The dividend rate on the shares of the class or of any series, the conditions and times upon which such dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the class or of that series;

          (c) Whether the class or any series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (d) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of this same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

          (e) Whether or not the shares of the class or of any series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f) Whether the class or any series shall have a retirement or sinking fund for the redemption or purchase of shares of the class or of that series, and, if so, the terms and amount of such retirement or sinking fund;

          (g) The rights of the shares of the class or of any series in the event of voluntary or involuntary dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of the class or of that series; and

          (h) Any other powers, preferences, rights, qualifications, limitations, and restrictions of the class or of any series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

     4.4. SERIES A PREFERRED STOCK. There shall be a series of Preferred Stock designated "Series A Preferred Stock." The number of shares constituting the Series A Preferred Stock shall be one (1). The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock are as follows:

          (a) ELIGIBLE HOLDERS. The Company shall issue the Series A Preferred Stock to Thomas S. Kaplan ("Mr. Kaplan"), a natural person with an address of c/o William Natbony, Esq., Rosenman & Colin LLP, 575 Madison Avenue, New York, NY 10022-2585. Each of Mr. Kaplan, Electrum LLC, a company organized under the laws of the Cayman Islands with an address of c/o William Natbony, Esq., Rosenman & Colin LLP, 575 Madison Avenue, New York, NY 10022-2585, and Asher Edelman ("Mr. Edelman"), a natural person with an address of c/o Edelman Companies, 717 Fifth Avenue, New York, NY 10022 is an eligible holder of Series A Preferred Stock if, at any date of determination, such person or entity has voting and dispositive control of 20% or more of the Common Stock of the Company on a fully diluted basis ("Eligible Holder"). No person or entity other than Mr. Kaplan, Electrum LLC or Mr. Edelman may be or become an Eligible Holder. Series A Preferred Stock may be held only by an Eligible Holder. "Fully diluted" for the purposes of this Section 4.4 shall mean, as of any date of determination, all of the Common Stock of the Company issued and outstanding on such date plus all of the Common Stock issuable on the exercise or conversion of securities exercisable for or convertible into Common Stock outstanding on such date.

          (b) DIVIDEND RIGHTS. The holder of Series A Preferred Stock shall have no right to receive or to be paid dividends on the Series A Preferred Stock, whether or not the Company has funds legally available therefor.

          (c)  VOTING RIGHTS.

               (1) GENERAL RIGHTS. Except as otherwise provided herein or as required by law, the Series A Preferred Stock shall have no right to vote at any annual or special meeting of stockholders of the Company.

               (2) CONSENT OF SERIES A PREFERRED STOCK FOR CERTAIN ACTIONS. In addition to any other vote or consent required herein or by law, the written consent of the holder of the outstanding Series A Preferred Stock shall be necessary to effect or validate any issuance of Preferred Stock, Common Stock, or any equity securities convertible into or exercisable for Preferred Stock or Common Stock; PROVIDED, HOWEVER, that (x) the issuance of Common Stock or Preferred Stock pursuant to the exercise or conversion of equity securities outstanding on the date that Trend Mining Company, a Montana corporation, merged with and into the Company shall not require the consent of the Series A Preferred Stock, and (y) if the holder of Series A Preferred Stock has previously approved the issuance of equity securities exercisable for or convertible into Preferred Stock or Common Stock, the issuance of Preferred Stock or Common Stock upon exercise or conversion of such securities, or the issuance of Common Stock upon conversion of Preferred Stock issued upon such exercise or conversion, shall not require the further consent of the Series A Preferred Stock.

          (d)  LIQUIDATION RIGHTS.

               (1) DISTRIBUTION TO SERIES A PREFERRED STOCK. Upon any sale, liquidation, dissolution, merger or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holder of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company an amount equal to One Dollar ($1.00) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred Stock) for the Series A Preferred Stock held by such holder.

               (2) DISTRIBUTION OF REMAINING ASSETS. After the payment of the full liquidation preference of the Series A Preferred Stock as set forth in
Section 4.4(d)(1) above, no holder of Series A Preferred Stock shall be entitled to any of the remaining assets of the Company legally available for distribution.

          (e) TRANSFER RIGHTS. The holder of the Series A Preferred Stock shall have the right freely to transfer such Stock to another Eligible Holder. If the holder of the Series A Preferred Stock ceases to be an Eligible Holder, the Series A Preferred Stock shall be transferred automatically to Mr. Kaplan, if he is an Eligible Holder; or, if Mr. Kaplan is not an Eligible Holder, then to Electrum LLC; or, if Electrum LLC is not an Eligible Holder, then to Mr. Edelman. If none of Mr. Kaplan, Electrum LLC or Mr. Edelman is an Eligible Holder, the Series A Preferred Stock shall be converted automatically to Common Stock pursuant to Section 4.4(g).

     In connection with any transfer, the transferring holder shall give written notice to the Company of such transfer and shall surrender the certificate for such Series A Preferred Stock, duly endorsed, at the office of the Company or any transfer agent for such Series A Preferred Stock, with instructions to issue a new certificate for such Series A Preferred Stock to the new holder. The Company shall not be obligated to issue a certificate evidencing the share of Common Stock issuable upon such conversion unless the certificate evidencing such Series A Preferred Stock is either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

          (f) REDEMPTION RIGHTS. The holder of the Series A Preferred Stock shall have the following rights with respect to the redemption of the Series A Preferred Stock (the "Redemption Rights"):

               (1) RIGHT OF HOLDER TO CALL SERIES A PREFERRED STOCK FOR REDEMPTION. Subject to and in compliance with the provisions of this Section 4.4(f), the holder of the Series A Preferred Stock may make an election by written notice to the Company at its principal office to cause the Company to call for redemption of the holder's Series A Preferred Stock at a redemption price of $1.00 per share (the "Redemption Price") out of funds legally available therefor. If, on any date on which the Company is obligated to pay the Redemption Price, the funds of the Company legally available for redemption of Series A Preferred Stock are insufficient to pay the Redemption Price, those funds that are legally available will be used to pay the maximum portion of the Redemption Price then due. At any time thereafter, when additional funds of the Company are legally available for the redemption of Series A Preferred Stock, such funds will immediately be used to pay the balance of the Redemption Price then owed by the Company.

               (2) MECHANICS OF REDEMPTION. The holder of the Series A Preferred Stock called for redemption pursuant to this Section 4.4(f) shall, as a condition to receiving the Redemption Price, surrender the certificate therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock. If, on the date fixed for redemption, cash necessary for the redemption shall be available for such purpose and irrecoverably shall have been deposited or set apart, then, notwithstanding that the certificate evidencing the Series A Preferred Stock called for redemption shall not have been surrendered, the Series A Preferred Stock no longer shall be deemed to be outstanding, the holder thereof shall cease to be a holder of Series A Preferred Stock, and all rights whatsoever with respect to the shares of Series A Preferred Stock (except the right of the holder to receive payment of the Redemption Price as provided herein, without interest, upon surrender of their certificates therefor) shall terminate.

          (g) AUTOMATIC CONVERSION. The share of Series A Preferred Stock shall automatically be converted into one (1) share of Common Stock, subject to equitable adjustments, without any further action by the holder of the Series A Preferred Stock and whether or not the certificate representing such share is surrendered to the Company or its transfer agent, at such time as (i) none of Mr. Kaplan, Electrum LLC and Mr. Edelman is an Eligible Holder, (ii) the Series A Preferred Stock is transferred to a person or entity which is not an Eligible Holder, or (iii) failure of the stockholders of the Company at any annual meeting of stockholders to approve the retention of the Series A Preferred Stock. The Company agrees to submit the retention of the Series A Preferred Stock to its stockholders for approval at each annual meeting of stockholders, unless the Series A Preferred Stock previously has been converted or redeemed.

     Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holder of Series A Preferred Stock shall surrender the certificate representing such Series A Preferred Stock at the office of the Company or any transfer agent for such stock. Following such surrender, the Company shall issue and deliver to such holder promptly at such office and in its name as shown on such surrendered certificate, a certificate for one share of Common Stock into which the Series A Preferred Stock surrendered was convertible on the date on which such automatic conversion occurred. The Company shall not be obligated to issue a certificate evidencing the share of Common Stock issuable upon such conversion unless the certificate evidencing such Series A Preferred Stock is either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

          (h) RETIREMENT. Upon the acquisition of the Series A Preferred Stock by the Company, however acquired, such Series A Preferred Stock shall be retired and shall not be reissued.

          (i) RECORD HOLDERS. For purposes of this Section 4.4, the "holder" of Series A Preferred Stock shall be deemed to be the holder of record of such Series A Preferred Stock for all purposes.

                                   ARTICLE 5

     5.1. NUMBER AND ELECTION OF DIRECTORS. The number of directors of the Company shall be fixed from time to time in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided in the bylaws. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Company. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to such director's prior death, resignation, retirement, disqualification or removal from office.

     5.2. QUORUM. A quorum of the Board of Directors for the transaction of business shall not consist of less than a majority of the total number of directors, except as otherwise may be provided in this Certificate of Incorporation or in the bylaws with respect to filling vacancies.

     5.3. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Except as otherwise fixed relative to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the new directorship which was created or in which the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                                   ARTICLE 6

     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind any or all of the bylaws of the Company.

                                   ARTICLE 7

     7.1. STOCKHOLDER ACTIONS. Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such stockholders or by appropriate action by written consent by such stockholders.

     7.2. MEETINGS. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock, special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer, the president, any officer of the Company upon the written request by a majority of the Board of Directors, or as may be designated in the bylaws of the Company.

     7.3. CORPORATE BOOKS. The books of the Company may be kept (subject to any contrary provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Company.

                                   ARTICLE 8

     Notwithstanding any other provisions of this Certificate of Incorporation of the Company or of the bylaws of the Company, the affirmative vote of the holders of not less than a majority of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, shall be required to amend or repeal or adopt any provision of this Certificate of Incorporation.

                                   ARTICLE 9

     A director or officer of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as currently in effect or as the same may hereafter be amended.

     No amendment, modification or repeal of this Article 9 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

                                   ARTICLE 10

     The Company shall indemnify, to the fullest extent permitted by applicable law as in effect from time to time, any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he or she is or was a director or officer of the Company or any of its subsidiaries, or while serving as a director or officer of the Company or any of its subsidiaries, he or she is or was serving at the request of the Company or any of its subsidiaries as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity (an "Agent").

     Expenses (including attorneys' fees) incurred in defending an action, suit, or proceeding may be paid by the Company in advance of the final disposition of such action, suit, or proceeding, to the fullest extent permitted by Delaware law, upon receipt of an undertaking by the Agent to repay the amount of expenses so advanced if it shall be determined that the Agent is not entitled to be indemnified. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Company or any of its subsidiaries against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Company would have the power to indemnify against such liability under the provisions of this Article 10. The indemnification provided by this Article 10 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of the heirs, executors, and administrators of an indemnified party. The provisions of this Article 10 shall not be deemed to preclude the Company from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine.

                              CERTIFICATE OF MERGER

                              TREND MINING COMPANY

                              A MONTANA CORPORATION

                                      INTO

                          NEW TREND OF MONTANA COMPANY

                             A DELAWARE CORPORATION




     Pursuant to the provisions of Section 252 of the Delaware General Corporation Law, the undersigned corporations certify that each has approved, adopted, certified, executed and acknowledged the following Certificate of Merger for the purpose of merging Trend Mining Company, a Montana corporation ("Trend"), with and into New Trend of Montana Company, a Delaware corporation ("New Trend").

     1. On January 26, 2001, the Agreement and Plan of Merger (the "Agreement") was approved, adopted, certified, executed and acknowledged by Trend and New Trend in the manner prescribed by the Delaware General Corporation Law and the Montana Business Corporation Act.

     2. On February 23, 2001, the Agreement was approved and adopted by the stockholders of each of the undersigned corporations in the manner prescribed by the Delaware General Corporation Law and the Montana Business Corporation Act.

     3. The name of the Surviving Corporation shall be New Trend of Montana Company which will change its name to Trend Mining Company.

     4. The Certificate of Incorporation of New Trend shall be the Certificate of Incorporation of the Surviving Corporation. The name will be changed to Trend Mining Company.

     5. The executed Agreement is on file at the principal place of business of the Surviving Corporation, which is 401 Front Avenue, Suite 1, Second Floor, Coeur d'Alene, Idaho, 83814.

     6. A copy of the Agreement will be furnished by the Surviving Corporation on request and without cost, to any stockholder of Trend or New Trend.

     7. The merger shall be effective on the date this Certificate is filed with the Secretary of State.

     Dated this 27th day of March, 2001.

                                        TREND MINING COMPANY
                                        a Montana corporation

                                        By: /s/ Kurt J. Hoffman
                                           ----------------------------------
                                           Kurt J. Hoffman, President and
                                           Chief Executive Officer


ATTEST:

/s/ Brian L. Miller
--------------------------
Brian L. Miller, Secretary


                                        NEW TREND OF MONTANA COMPANY
                                        a Delaware corporation

                                        By: /s/ Kurt J. Hoffman
                                           ----------------------------------
                                           Kurt J. Hoffman, President and
                                           Chief Executive Officer


ATTEST:

/s/ Brian L. Miller
--------------------------
Brian L. Miller, Secretary


                                       2